As filed with the Securities and Exchange Commission on March 27, 2012

Registration No. 333-179970

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

_______________________

AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_______________________

CINEDIGM DIGITAL CINEMA CORP.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7389 (Primary Standard Industrial Classification Code Number)	22-3720962 (I.R.S. Employer Identification No.)

55 Madison Avenue, Suite 300
Morristown, NJ 07960
(973) 290-0080

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
______________________________________________

CHRISTOPHER J. MCGURK
Chief Executive Officer
Cinedigm Digital Cinema Corp.
55 Madison Avenue, Suite 300
Morristown, NJ 07960
(973) 290-0080

(Name, address, including zip code and telephone number,
including area code, of agent for service)

With a copy to:

JONATHAN K. COOPERMAN, ESQ.
Kelley Drye & Warren LLP
101 Park Avenue
New York, New York 10178
(212) 808-7800
 ______________________________________________

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:	☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:
☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.
☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.
☐

______________________________________________
CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)

Class A common stock, par value $0.001 per share (4)
Preferred stock, par value $0.001 per share
Warrants (5)
Total			$30,000,000	$3,438*

*Previously paid.

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended, the registrant is also registering such additional indeterminate number of shares of Class A common stock as may become issuable as a result of stock splits or stock dividends.

(2)
The aggregate principal amount and/or expected  offering price of the securities  registered  hereby  will not  exceed  $30,000,000 in U.S. dollars or the U.S. dollar equivalent in foreign currency or currency units.

(3)	The price is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) promulgated under the Securities Act of 1933, as amended.

(4)
The securities include certain rights associated with the shares of common stock issued pursuant to the Tax Benefit Preservation Plan dated as of August 10, 2009 between the Company and American Stock Transfer & Trust Company, as Rights Agent.

(5)	The warrants covered by this registration statement may be preferred stock warrants or Class A common stock warrants.
______________________________________________

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion. Dated March 27, 2012
PROSPECTUS

$30,000,000

Class A Common Stock
Preferred Stock
Warrants

We may offer from time to time
•	shares of Class A common stock;
•	shares of preferred stock in one or more series;
•	warrants to purchase preferred stock or Class A common stock; or
•	any combination of preferred stock, Class A common stock, or warrants, at an aggregate offering price not to exceed $30,000,000.

The number, amount, prices, and specific terms of the securities, and the net proceeds to Cinedigm Digital Cinema Corp., will be determined at or before the time of sale and will be set forth in an accompanying prospectus supplement. The net proceeds to us from the sale of securities will be the offering price or the purchase price of those securities less any applicable commission or discount, and less any other expenses we incur in connection with the issuance and distribution of those securities.

This prospectus may not be used for the sale of any securities unless it is accompanied by a prospectus supplement.  The accompanying prospectus supplement may modify or supersede any statement in this prospectus.  You should read this prospectus and any prospectus supplement carefully before you invest.

The shares of our Class A common stock are listed for trading on The NASDAQ Global Market (“Nasdaq”) under the symbol “CIDM”.  On March 26, 2012, the last reported sale price of our Class A common stock on Nasdaq was $1.82 per share.

The aggregate market value of our outstanding common stock held by non-affiliates, or the public float, is approximately $62.8 million, calculated in accordance with General Instruction I.B.6 of Form S-3. Pursuant to General Instruction I.B.6, in no event will we sell our common stock in a public primary offering with a value exceeding one-third of our public float in any 12-month period unless our public float subsequently rises to $75.0 million or more. We have not offered any securities pursuant to General Instruction I.B.6 during the 12 calendar months prior to and including the date of this prospectus.

The Company currently has 6 effective Registration Statements on Form S-3 relating to the resale of its securities by various selling security holders, pursuant to which, to the best of the Company’s knowledge, 19,753,901 shares of Class A common stock remain available for resale.

See “Risk Factors” beginning on page 8 for a discussion of factors that you should consider before buying shares of the common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

________, 2012

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC” or the “Commission”) utilizing a shelf registration process.  Under this shelf registration process, we may, from time to time, offer and sell securities pursuant to this prospectus.  It is important for you to read and consider all of the information contained in this prospectus and any applicable prospectus supplement before making a decision whether to invest in the common stock.  You should also read and consider the information contained in the documents that we have incorporated by reference as described in “Where You Can Find More Information” and “Incorporation of Certain Documents By Reference” in this prospectus.

      You should rely only on the information provided in this prospectus and any applicable prospectus supplement, including the information incorporated by reference.  We have not authorized anyone to provide you with additional or different information.  If anyone provides you with additional, different or inconsistent information, you should not rely on it.  We are not offering to sell or soliciting offers to buy, and will not sell, any securities in any jurisdiction where it is unlawful.  You should assume that the information contained in this prospectus or in any prospectus supplement, as well as information contained in a document that we have previously filed or in the future will file with the SEC and incorporate by reference in this prospectus or any prospectus supplement, is accurate only as of the date of this prospectus, the applicable prospectus supplement or the document containing that information, as the case may be.  Our financial condition, results of operations, cash flows or business may have changed since that date.

       The Company currently has the following effective Registration Statements on Form S-3 relating to the resale of its securities by various selling security holders, pursuant to which, to the best of the Company’s knowledge, the following shares of Class A common stock remain available for resale: No. 333-136998, 66,344 shares; No. 333-146335, 835,677 shares; No. 333-150661, 204,500 shares; No. 333-153467, 539,880 shares; No. 333-166061, 16,900,000 shares; and No. 333-176017, 1,207,500 shares.

WHERE YOU CAN FIND MORE INFORMATION

      We are required to file periodic reports, proxy statements and other information relating to our business, financial and other matters with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Our filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov.  You may also read and copy any document we file with the SEC at, and obtain a copy of any such document by mail from, the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549, at prescribed charges.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and its charges.

      We have filed with the SEC a Registration Statement on Form S-3 under the Securities Act of 1933 (the “Securities Act”) with respect to our securities described in this prospectus.  References to the “registration statement” or the “registration statement of which this prospectus is a part” mean the original registration statement and all amendments, including all schedules and exhibits.  This prospectus does not, and any prospectus supplement will not, contain all of the information in the registration statement because we have omitted parts of the registration statement in accordance with the rules of the SEC.  Please refer to the registration statement for any information in the registration statement that is not contained in this prospectus or a prospectus supplement.  The registration statement is available to the public over the Internet at the SEC’s web site described above and can be read and copied at the location described above.

      Each statement made in this prospectus or any prospectus supplement concerning a document filed as an exhibit to the registration statement is qualified in its entirety by reference to that exhibit for a complete description of its provisions.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The SEC allows us to “incorporate by reference” in this prospectus the information contained in other documents filed separately with the SEC. This means that we can disclose important information to you by referring you to other documents filed with the SEC that contain such information. The information incorporated by reference is an important part of this prospectus and prospectus supplement. Information disclosed in documents that we file later with the SEC will automatically add to, update and change information previously disclosed. If there is additional information in a later filed document or a conflict or inconsistency between information in this prospectus or a prospectus supplement and information incorporated by reference from a later filed document, you should rely on the information in the later dated document.

We incorporate by reference the documents listed below (and the documents incorporated by reference therein) that we have previously filed, any documents that we may file after the date of this registration statement and prior to the effectiveness of this registration statement, and any documents that we may file in the future, with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the offerings contemplated by this prospectus are completed:

•	our annual report on Form 10-K for the fiscal year ended March 31, 2011, filed with the SEC on June 14, 2011 (the “2011 Form 10-K”);
•	our quarterly report on Form 10-Q for the quarter ended June 30, 2011, filed with the SEC on August 12, 2011;
•	our quarterly report on Form 10-Q for the quarter ended September 30, 2011, filed with the SEC on November 14, 2011;
•	our quarterly report on Form 10-Q for the quarter ended December 31, 2011, filed with the SEC on February 15, 2012;
•	our current report on Form 8-K, dated June 24, 2011, filed with the SEC on June 24, 2011;
•	our current report on Form 8-K, dated July 7, 2011, filed with the SEC on July 7, 2011;
•	our current report on Form 8-K, dated June 24, 2011, filed with the SEC on September 8, 2011;
•	our current report on Form 8-K, dated June 24, 2011, filed with the SEC on September 19, 2011;
•	our current report on Form 8-K, dated June 24, 2011, filed with the SEC on October 11, 2011;
•	our current report on Form 8-K, dated June 24, 2011, filed with the SEC on October 24, 2011;
•	our current report on Form 8-K, dated June 24, 2011, filed with the SEC on October 24, 2011;
•	our current report on Form 8-K, dated June 24, 2011, filed with the SEC on February 16, 2012;
•	the description of our Class A common stock contained in our Registration Statement on Form 8-A (File No. 000-51910), filed with the SEC under Section 12 of the Exchange Act on April 12, 2006;
•
the description of our preferred stock purchase rights contained in our Registration Statement on Form 8-A (File No. 001-31810), filed with the SEC under Section 12 of the Exchange Act on August 12, 2009;

•	the description of our Class A common stock contained in our amendment no. 1 on Form 8-A (File No. 001-31810), filed with the SEC under Section 12 of the Exchange Act on October 6, 2009;
•
the portions of our annual proxy statement relating to our annual meeting of stockholders dated August 5, 2011, filed with the SEC on July 29, 2011, that have been incorporated by reference into the 2011 Form 10-K; and

•
all documents subsequently filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered  have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

      Any statement made in this prospectus, a prospectus supplement or a document incorporated by reference in this prospectus or a prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus and any applicable prospectus supplement to the extent that a statement contained in an amendment to the registration statement, any subsequent prospectus supplement or in any other subsequently filed document incorporated by reference herein or therein adds, updates or changes that statement. Any statement so affected will not be deemed, except as so affected, to constitute a part of this prospectus or any applicable prospectus supplement.

      You may obtain a copy of these filings, excluding exhibits (but including exhibits that are specifically incorporated by reference in any such filing), free of charge, by oral or written request directed to: Cinedigm Digital Cinema Corp., 55 Madison Avenue, Suite 300, Morristown, NJ 07960, Attention:  General Counsel, Telephone (973) 290-0080.

FORWARD-LOOKING STATEMENTS

       Various statements contained in this prospectus or incorporated by reference into this prospectus constitute “forward-looking statements” within the meaning of the federal securities laws.  Forward-looking statements are based on current expectations and are indicated by words or phrases such as “believe,” “expect,” “may,” “will,” “should,” “seek,” “plan,” “intend” or “anticipate” or the negative thereof or comparable terminology, or by discussion of strategy.  Forward-looking statements represent as of the date of this prospectus our judgment relating to, among other things, future results of operations, growth plans, sales, capital requirements and general industry and business conditions applicable to us.  Such forward-looking statements are based largely on our current expectations and are inherently subject to risks and uncertainties.  Our actual results could differ materially from those that are anticipated or projected as a result of certain risks and uncertainties, including, but not limited to, a number of factors, such as:

•	successful execution of our business strategy, particularly for new endeavors;
•	the performance of our targeted markets;
•	competitive product and pricing pressures;
•	changes in business relationships with our major customers;
•	successful integration of acquired businesses;
•	economic and market conditions;
•	the effect of our indebtedness on our financial condition and financial flexibility, including, but not limited to, the ability to obtain necessary financing for our business; and
•	the other risks and uncertainties that are described under “Risk Factors” and elsewhere in this prospectus and from time to time in our filings with the SEC.

Except as otherwise required to be disclosed in periodic and current reports required to be filed by public companies with the SEC pursuant to the SEC's rules, we have no duty to update these statements, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  In light of these risks and uncertainties, we cannot assure you that the forward-looking information contained in this prospectus will in fact transpire.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus, any prospectus supplement and the documents incorporated by reference.  It does not contain all of the information that you should consider before making a decision to invest in the common stock.  You should read carefully the entire prospectus, any applicable prospectus supplement and the documents incorporated by reference, including “Risk Factors” and the Consolidated Financial Statements and Notes thereto included elsewhere or incorporated by reference in this prospectus or any prospectus supplement.

In this prospectus, “Cinedigm”, “we,” “us,” “our” and the “Company” refer to Cinedigm Digital Cinema Corp. and its subsidiaries unless the context otherwise requires.

OUR BUSINESS

OVERVIEW

Cinedigm Digital Cinema Corp. was incorporated in Delaware on March 31, 2000 (“Cinedigm”, and collectively with its subsidiaries, the “Company”).

The Company is a digital cinema services, software and content marketing and distribution company driving the conversion of the exhibition industry from film to digital technology.  The Company provides a digital cinema platform that combines technology solutions, provides financial advice and guidance, software services and electronic delivery services to content owners and distributors and to movie exhibitors.  Cinedigm leverages this digital cinema platform with a series of business applications that utilize the platform to capitalize on the new business opportunities created by the transformation of movie theatres into networked entertainment centers.  The two main applications currently provided by Cinedigm include (i) its digital entertainment origination, marketing and distribution business focused on alternative content and independent film and (ii) its operational and analytical software applications.  Historically, the conversion of an industry from analog to digital has created new revenue and growth opportunities as well as an opening for new companies to emerge to capitalize on this technological shift.

We have four primary businesses as follows: the first digital cinema deployment (“Phase I Deployment”), the second digital cinema deployment (“Phase II Deployment”), services (“Services”) and media content and entertainment (“Content & Entertainment”).  The Company’s Phase I Deployment and Phase II Deployment segments are the non-recourse, financing vehicles and administrators for the Company’s digital cinema equipment (the “Systems”) installed in movie theatres nationwide.  The Company’s Services segment provides the digital cinema platform that services and supports the Phase I Deployment and Phase II Deployment segments as well as is being offered to other third party customers.  Included in these services are asset management services for a specified fee via service agreements with Phase I Deployment and Phase II Deployment; and software license, maintenance and consulting services.  These services primarily facilitate the conversion from analog (film) to digital cinema and have positioned the Company at what it believes to be the forefront of a rapidly developing industry relating to the distribution and management of digital cinema and other content in theatres and other remote venues worldwide.  The Company’s Content & Entertainment segment provides content marketing and distribution services to alternative and theatrical content owners and to theatrical exhibitors.  Overall, the Company’s goal is to aid in the transformation of movie theatres to entertainment centers by providing a platform of hardware, software and content choices.

The Company classifies certain of its businesses as discontinued operations, including the motion picture exhibition to the general public (“Pavilion Theatre”) , information technology consulting services and managed network monitoring services (“Managed Services”), hosting services and network access for other web hosting services (“Access Digital Server Assets”), which were all separate reporting units previously included in our former "Other" segment, the cinema advertising services business ("USM"), which was previously included in our Content & Entertainment segment, and its DMS digital distribution and delivery business (“DMS”), the majority of which was sold in November 2011 and was previously included in our Services segment. In August 2010, the Company sold both Managed Services and the Access Digital Server Assets. In May 2011, the Company completed the sale of certain assets and liabilities of the Pavilion Theatre to a third party. In September 2011 the Company completed the sale of USM to a third party, and in November, 2011 completed the sale of the majority of assets of DMS to a third party.

OUR PRINCIPAL EXECUTIVE OFFICES

Our principal executive offices are located at 55 Madison Avenue, Suite 300, Morristown, NJ 07960, and our telephone number there is (973) 290-0080.  Our e-mail address is info@cinedigm.com and our web site address is www.cinedigm.com.  Information accessed on or through our web site does not constitute a part of this prospectus.

THE OFFERING

Class A Common Stock	To be set forth in a prospectus supplement.

Preferred Stock	To be set forth in a prospectus supplement.

Warrants	To be set forth in a prospectus supplement.

Total	$30,000,000

Use of proceeds	We expect to use the net proceeds from the sale of our securities, as will be set forth in a prospectus supplement, for working capital, acquisitions and other general corporate purposes.

Nasdaq symbol	CIDM

This prospectus contains our trademarks, tradenames and servicemarks and also contains certain trademarks, tradenames and servicemarks of other parties.

_________________

RISK FACTORS

An investment in our securities involves a high degree of risk and uncertainty.  You should carefully consider the risks described below and in any prospectus supplement before deciding to invest in our securities.  The risks described below are not the only ones facing our company.  Additional risks not presently known to us or that we presently consider immaterial may also adversely affect our company.  If any of the following risks occur, our business, financial condition, results of operations and prospects could be materially adversely affected.  In that case, the trading price of our securities could decline, and you could lose all or part or your investment.  In assessing these risks, you should also refer to the other information included or incorporated by reference in this prospectus, including the consolidated financial statements and notes thereto of our company included elsewhere in this prospectus.

An inability to obtain necessary financing may have a material adverse effect on our financial position, operations and prospects if unanticipated capital needs arise.

Our capital requirements may vary significantly from what we currently project and be affected by unforeseen delays and expenses.  We may experience problems, delays, expenses and difficulties frequently encountered by similarly-situated companies, as well as difficulties as a result of changes in economic, regulatory or competitive conditions.  If we encounter any of these problems or difficulties or have underestimated our operating losses or capital requirements, we may require significantly more financing than we currently anticipate.  We cannot assure you that we will be able to obtain any required additional financing on terms acceptable to us, if at all.  An inability to obtain necessary financing could have a material adverse effect on our financial position, operations and prospects.  Our Phase I credit agreement (the “Phase I Credit Agreement”) with Société Générale, New York Branch (“SG”) and certain other lenders contains certain restrictive covenants that restrict, among other things, our indirect subsidiary, Cinedigm Digital Funding I, LLC (“CDF I”) and its subsidiaries from (with certain specified exceptions) making certain capital expenditures, incurring other indebtedness or liens, engaging in a new line of business, selling certain assets, acquiring, consolidating with, or merging with or into other companies and entering into transactions with affiliates. The Phase I Credit Agreement is non-recourse to the Company and our other subsidiaries. Our Phase II credit agreement (the “Phase II Credit Agreement”) with SG and certain other lenders contains certain restrictive covenants that, among other things, restrict our indirect wholly-owned non-consolidated subsidiary that is intended to be a special purpose, bankruptcy remote entity subsidiary, Cinedigm Digital Funding 2, LLC (“CDF 2”) and its subsidiaries from (with certain specified exceptions) making certain capital expenditures, incurring other indebtedness or liens, engaging in a new line of business, selling certain assets, acquiring, consolidating with, or merging with or into other companies and entering into transactions with affiliates. The Phase II Credit Agreement is non-recourse to the Company and our other subsidiaries.  The digital cinema projection systems that we partially finance by borrowing under the Phase II Credit Agreement are acquired directly from the manufacturers by our indirect wholly-owned non-consolidated subsidiary that is intended to be a special purpose, bankruptcy remote entity, CDF2 Holdings, LLC (“CDF2 Holdings”), and sold to and leased back from CHG-Meridian U.S. Finance, Ltd. (“CHG”) pursuant to a Master Lease Agreement and related documents (the “CHG Lease”).  The CHG Lease contains certain restrictive covenants that restrict CDF2 Holdings from incurring liens on the leased digital cinema systems and from (with certain specified exceptions) subleasing, assigning, modifying or altering such systems.  The CHG Lease is non-recourse to the Company and our other subsidiaries.  In August 2009, the Company entered into the Sageview Purchase Agreement pursuant to which the Company issued the 2009 Note in the aggregate principal amount of $75.0 million, which was later amended and restated on May 6, 2010 (as so amended and restated, the “2010 Note”).  The 2010 Note, among other things, restricts the Company and its subsidiaries from (with certain specified exceptions) incurring other indebtedness or liens, creating or acquiring subsidiaries which do not guarantee such notes, making certain investments and modifying authorized capital. Our indirect subsidiary, Access Digital Cinema Phase 2 B/AIX Corp. (“Phase 2 B/AIX”) has entered into several credit agreements (the “KBC Agreements”) with KBC Bank NV (“KBC”) pursuant to which KBC has financed the acquisition of digital cinema projection systems purchased from Barco, Inc. to be installed at various theatre locations.  The KBC Agreements, among other things, restrict Phase 2 B/AIX from (with certain specified exceptions) incurring liens, disposing of certain assets outside the ordinary course of business, merging or consolidating with other entities, changing its line of business and making payments (including dividends) to affiliates.  The  KBC Agreements are non-recourse to the Company and its subsidiaries other than Phase 2 B/AIX.

We face the risks of doing business in new and rapidly evolving markets and may not be able successfully to address such risks and achieve acceptable levels of success or profits.

We have encountered and will continue to encounter the challenges, uncertainties and difficulties frequently experienced in new and rapidly evolving markets, including:

•	limited operating experience;

•	net losses;

•	lack of sufficient customers or loss of significant customers;

•	a changing business focus; and

•	difficulties in managing potentially rapid growth.

If we do not respond to future advances in technology and changes in customer demands, our financial position, prospects and results of operations may be adversely affected.

The demand for our entertainment software will be affected, in large part, by future advances in technology and changes in customer demands.  Our success will also depend on our ability to address the increasingly sophisticated and varied needs of our existing and prospective customers.

We expect competition to be intense: if we are unable to compete successfully, our business and results of operations will be seriously harmed.

The markets for the digital cinema business and the content marketing business, although relatively new, are competitive, evolving and subject to rapid technological and other changes.  We expect the intensity of competition in each of these areas to increase in the future.  Companies willing to expend the necessary capital to create facilities and/or software similar to ours may compete with our business.  Increased competition may result in reduced revenues and/or margins and loss of market share, any of which could seriously harm our business.  In order to compete effectively in each of these fields, we must differentiate ourselves from competitors.

Many of our current and potential competitors have longer operating histories and greater financial, technical, marketing and other resources than us, which may permit them to adopt aggressive pricing policies.  As a result, we may suffer from pricing pressures that could adversely affect our ability to generate revenues and our results of operations.  Many of our competitors also have significantly greater name and brand recognition and a larger customer base than us.  .  If we are unable to compete successfully, our business and results of operations will be seriously harmed.

Our plan to acquire additional businesses involves risks, including our inability to successfully complete an acquisition, our assumption of liabilities, dilution of your investment and significant costs.

We may make acquisitions of similar or complementary businesses or assets.  Even if we identify appropriate acquisition candidates, we may be unable to negotiate successfully the terms of the acquisitions, finance them, integrate the acquired business into our then existing business and/or attract and retain customers.  We are also subject to limitations on our ability to make acquisitions pursuant to the 2010 Note.  Completing an acquisition and integrating an acquired business may require a significant diversion of management time and resources and involves assuming new liabilities.  Any acquisition also involves the risks that the assets acquired may prove less valuable than expected and/or that we may assume unknown or unexpected liabilities, costs and problems.  If we make one or more significant acquisitions in which the consideration consists of our capital stock, your equity interest in our company could be diluted, perhaps significantly.  If we were to proceed with one or more significant acquisitions in which the consideration included cash, we could be required to use a substantial portion of our available cash, or obtain additional financing to consummate them.

If we do not manage our growth, our business will be harmed.

We may not be successful in managing our rapid growth.  Past growth has placed, and future growth will continue to place, significant challenges on our management and resources, related to the successful integration of the newly acquired businesses.  To manage the expected growth of our operations, we will need to improve our existing, and implement new, operational and financial systems, procedures and controls.  We may also need to expand our finance, administrative, client services and operations staffs and train and manage our growing employee base effectively.  Our current and planned personnel, systems, procedures and controls may not be adequate to support our future operations. Our business, results of operations and financial position will suffer if we do not effectively manage our growth.

If we are not successful in protecting our intellectual property, our business will suffer.

We depend heavily on technology to operate our business.  Our success depends on protecting our intellectual property, which is one of our most important assets.  We have intellectual property consisting of:

•	licensable software products;

•	rights to certain domain names;

•	registered service marks on certain names and phrases;

•	various unregistered trademarks and service marks;

•	know-how;

•	rights to certain logos; and

•	a pending patent application with respect to certain of our software.

If we do not adequately protect our intellectual property, our business, financial position and results of operations would be harmed.  Our means of protecting our intellectual property may not be adequate.  Unauthorized parties may attempt to copy aspects of our intellectual property or to obtain and use information that we regard as proprietary.  In addition, competitors may be able to devise methods of competing with our business that are not covered by our intellectual property.  Our competitors may independently develop similar technology, duplicate our technology or design around any intellectual property that we may obtain.

The success of some of our business operations depends on the proprietary nature of certain software.  We do not, however, have patents with respect to much of our software.  Because there is no patent protection in respect of much of our software, other companies are not prevented from developing and marketing similar software.  We cannot assure you, therefore, that we will not face more competitors or that we can compete effectively against any companies that develop similar software.  We also cannot assure you that we can compete effectively or not suffer from pricing pressure with respect to our existing and developing products that could adversely affect our ability to generate revenues.  Further, our pending patent application may not be issued and if issued may not be broad enough to protect our rights, or if such patent is issued such patent could be successfully challenged.

Although we hold rights to various web domain names, regulatory bodies in the United States and abroad could establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names.  The relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear.  We may be unable to prevent third parties from acquiring domain names that are similar to or diminish the value of our proprietary rights.

Our substantial debt and lease obligations could impair our financial flexibility and restrict our business significantly.

We now have, and will continue to have, significant debt obligations.  We had notes payable to third parties with principal amounts aggregating $264,728 million as of December 31, 2011, of which $179,723 million was non-recourse and not guaranteed by the Company or our subsidiaries, other than CDF I with respect to the Phase I Credit Agreement, CDF2 with respect to the Phase II Credit Agreement, CDF2 Holdings with respect to the CHG Lease and Phase 2 B/AIX 2 with respect to the KBC Agreements.

We also had capital lease obligations covering facilities and computer network equipment with principal amounts of $0.1 million as of March 31, 2011. In May 2011, the Company completed the sale of certain assets and liabilities of the Pavilion Theatre and from that point forward, it has not been operated by the Company. The Company has remained the primary obligator on the Pavilion capital lease and therefore, the capital lease obligation, which aggregates $5.6 million, and the related assets under the capital lease will remain with the Company subsequent to March 31, 2011. The Company has, however, entered into a sub-lease agreement with the unrelated third party purchaser who makes all payments related to the lease and as such, has no continuing involvement in the operation of the Pavilion Theatre.

In May 2010, we amended and restated the 2010 Note in the aggregate principal amount of $75.0 million (which was originally issued in August 2009).  Additionally, CDF I, our indirect wholly-owned subsidiary that is intended to be a special purpose, bankruptcy remote entity, has entered into the Phase I Credit Agreement, pursuant to which it borrowed $172.5 million.  As of December 31, 2011, the outstanding principal balance under the Phase I Credit Agreement was $124.5 million.  Phase 2 B/AIX, our indirect wholly-owned subsidiary, has entered into the KBC Agreements pursuant to which it has borrowed $61.9 million in the aggregate.  As of December 31, 2011, the outstanding principal balance under the KBC Agreements was $54.1 million in the aggregate.

The obligations and restrictions under the 2010 Note, the Phase I Credit Agreement, the KBC Agreements and our other debt obligations could have important consequences for us, including:

•	limiting our ability to obtain necessary financing in the future;

•
requiring us to dedicate a substantial portion of our cash flow to payments on our debt obligations, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other corporate requirements or expansion of our business;

•	limiting our ability to pay dividends to our shareholders; and

•	placing us at a competitive disadvantage compared to competitors that might have stronger balance sheets or better access to capital by, for example, limiting our ability to enter into new markets.

CDF 2 and CDF2 Holdings are our indirect wholly-owned, non-consolidated subsidiaries that are intended to be special purpose, bankruptcy remote entities. CDF 2 has entered into the Phase II Credit Agreement, pursuant to which it may borrow up to $77.5 million in the aggregate. As of December 31, 2011, the outstanding principal balance under the Phase II Credit Agreement was $26.3 million. CDF2 Holdings  has entered into the CHG Lease pursuant to which CHG has committed to provide sale/leaseback financing for digital cinema projection systems that are partially financed by the Phase II Credit Agreement in an amount up to approximately $23.1 million in the aggregate.  As of December 31, 2011, CHG had provided approximately $9.9 of sale/leaseback financing for such digital cinema projection systems.  These facilities are non-recourse to the Company and our subsidiaries, other than CDF 2 and CDF 2 Holdings, as the case may be. Although the Phase II financing arrangements undertaken by CDF 2 and CDF 2 Holdings are important to the Company with respect to the success of its Phase II Deployment, the Company’s financial exposure related to the debt of CDF 2 and CDF 2 Holdings is limited to the $2 million initial investment it made into CDF 2 and  CDF 2 Holdings.

The obligations and restrictions under the Phase II Credit Agreement and the CHG Lease could have important consequences for CDF 2 and CDF 2 Holdings, including:

•	Limiting their ability to obtain necessary financing in the future;

•	requiring them to dedicate a substantial portion of their cash flow to payments on their debt obligations, thereby reducing the availability of their cash flow for other uses; and

•	limiting our ability to pay dividends to our shareholders.

If we are unable to meet our lease and debt obligations, we could be forced to restructure or refinance our obligations, to seek additional equity financing or to sell assets, which we may not be able to do on satisfactory terms or at all.  As a result, we could default on those obligations and in the event of such default, our lenders could accelerate our debt or take other actions that could restrict our operations.

The foregoing risks would be intensified to the extent we borrow additional money or incur additional debt.

The agreements governing the financing of our Phase I Deployment, part of our Phase II Deployment and our issuance of the 2010 Note impose certain limitations on us.

The Phase I Credit Agreement governing the financing of our Phase I Deployment restricts the ability of CDF I and its existing and future subsidiaries to, among other things:

•	make certain capital expenditures and investments;

•	incur other indebtedness or liens;

•	engage in a new line of business;

•	sell assets;

•	pay dividends or make distributions to shareholders;

•	acquire, consolidate with, or merge with or into other companies; and

•	enter into transactions with affiliates.

One or more of the KBC Agreements governing part of the financing of our Phase II Deployment restrict the ability of Phase 2 B/AIX to, among other things:

•	dispose of or incur other liens on the digital cinema projection systems financed by KBC;

•	engage in a new line of business;

•	sell assets outside the ordinary course of business or on other than arm’s length terms;

•	make payments to majority owned affiliated companies; and

•	consolidate with, or merge with or into other companies.

The agreements governing the 2010 Note restrict the ability of the Company and its subsidiaries, subject to certain exceptions, to, among other things:

•	incur other indebtedness or liens;

•	create or acquire subsidiaries which do not guarantee the notes;

•	make certain investments;

•	amend certain agreements;

•	pay dividends; and

•	modify authorized capital.

The agreements governing the financing of other parts of our Phase II Deployment impose certain limitations on us.

The Phase II Credit Agreement governing part of the financing of part of our Phase II Deployment that has not been financed by the KBC Agreements restricts the ability of CDF 2 and its existing and future subsidiaries to, among other things:

•	make certain capital expenditures and investments;

•	incur other indebtedness or liens;

•	engage in a new line of business;

•	sell assets;

•	pay dividends or make distributions to shareholders;

•	acquire, consolidate with, or merge with or into other companies; and

•	enter into transactions with affiliates.

The CHG Lease governing part of the financing of part of our Phase II Deployment restricts the ability of CDF2 Holdings to, among other things:

•	incur liens on the digital cinema projection systems financed; and

•	sublease, assign or modify the digital cinema projection systems financed.

We may not be able to generate the amount of cash needed to fund our future operations.

Our ability either to make payments on or to refinance our indebtedness, or to fund planned capital expenditures and research and development efforts, will depend on our ability to generate cash in the future.  Our ability to generate cash is in part subject to general economic, financial, competitive, regulatory and other factors that are beyond our control.

Based on our current level of operations, we believe our cash flow from operations, subsequent borrowings and Credit Agreement terms will be adequate to meet our future liquidity needs through at least December 31, 2012.  Significant assumptions underlie this belief, including, among other things, that there will be no material adverse developments in our business, liquidity or capital requirements.  If we are unable to service our indebtedness, we will be forced to adopt an alternative strategy that may include actions such as:

•	reducing capital expenditures;

•	reducing research and development efforts;

•	selling assets;

•	restructuring or refinancing our remaining indebtedness; and

•	seeking additional funding.

We cannot assure you, however, that our business will generate sufficient cash flow from operations, or that we will be able to make future borrowings in amounts sufficient to enable us to pay the principal and interest on our current indebtedness or to fund our other liquidity needs.  We may need to refinance all or a portion of our indebtedness on or before maturity.  We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all.

We have incurred losses since our inception.

We have incurred losses since our inception in March 2000 and have financed our operations principally through equity investments and borrowings.  As  of December 31, 2011, we had working capital, defined as current assets less current liabilities, of $9.8 million and cash and cash equivalents, investment securities and restricted cash totaling $31.8 million; we had an accumulated deficit of $215.2 million and, from inception through such date, and we had provided $70.0 million in cash for operating activities.  However, our net losses are likely to continue for the foreseeable future.

Our ability to become profitable is dependent upon us achieving a sufficient volume of business from our customers.  If we cannot achieve a high enough volume, we likely will incur additional net losses.  We may be unable to continue our business as presently conducted unless we obtain funds from additional financings.

Our net losses and cash outflows may increase as and to the extent that we increase the size of our business operations, increase the purchases of Systems for Phase 2 DC’s Phase II Deployment, increase our sales and marketing activities, enlarge our customer support and professional services and acquire additional businesses.  These efforts may prove to be more expensive than we currently anticipate which could further increase our losses.  Even if we achieve profitability, we may not be able to sustain it.

Many of our corporate actions may be controlled by our officers, directors and principal stockholders; these actions may benefit these principal stockholders more than our other stockholders.

As of March 1, 2012, our directors, executive officers and principal stockholders, those known by the Company to beneficially own more than 5% of the outstanding shares of the Company's common stock, beneficially own, directly or indirectly, in the aggregate, approximately 39.7% of our outstanding common stock.  In particular, Chris McGurk, our Chairman and Chief Executive Officer, owns 199,615 shares of Class A common stock and has stock options to purchase 4,500,000 shares of Class A common stock. Such options will vest in thirds starting in December 2011 and finishing in December 2013. If all the options were exercised, Mr. McGurk would own 4,699,615 shares or approximately 11.2% of the then-outstanding Class A common stock. Also, Adam Mizel, our Chief Operating Officer and Chief Financial Officer, owns 1,612,861 shares of Class A common stock and has stock options to purchase 950,000 shares of Class A common stock. The options vest through 2014. If all the options were exercised, Mr. Mizel would own 2,562,861 shares or approximately 6.6% of the then-outstanding Class A common stock.  In addition, Sageview owns warrants to purchase 16,000,000 shares of Class A common stock. If such warrants are exercised, Sageview would own approximately 29.8% of the then-outstanding Class A common stock.  Sageview is also currently entitled to nominate two members to our board of directors (with such nomination right subject to reduction or elimination under certain circumstances).

These stockholders will have significant influence over our business affairs, with the ability to control matters requiring approval by our security holders, including elections of directors and approvals of mergers or other business combinations.  Also, certain corporate actions directed by our officers may not necessarily inure to the proportional benefit of other stockholders of our company.

Our success will significantly depend on our ability to hire and retain key personnel.

Our success will depend in significant part upon the continued services of our key technical, sales and senior management personnel.  If we lose one or more of our key employees, we may not be able to find a suitable replacement(s) and our business and results of operations could be adversely affected.  In addition, our future success will depend upon our ability to hire, train, integrate and retain qualified new employees.

If the market price of our common stock declines, we may not be able to maintain our listing on the Nasdaq Global Market which may impair our financial flexibility and restrict our business significantly.

The stock markets have experienced extreme price and volume fluctuations that have affected the market prices of equity securities of many companies that may be unrelated or disproportionate to the operating results of such companies. These broad market movements may adversely affect the market price of the common stock.  The common stock is presently listed on Nasdaq.  Although we are not currently in jeopardy of delisting, we cannot assure you that we will meet the criteria for continued listing and our common stock could become delisted.  Any such delisting could harm our ability to raise capital through alternative financing sources on terms acceptable to us, or at all, and may result in the loss of confidence in our financial stability by suppliers, customers and employees. If the common stock is delisted from Nasdaq, we may face a lengthy process to re-list the common stock, if we are able to re-list the common stock at all, and the liquidity that Nasdaq provides will no longer be available to investors.

If the common stock were to be delisted from Nasdaq, it could, under certain circumstances, be deemed to be a change of control in the Company and, as a result, the holders of the 2010 Note would have the right to require the Company redeem the outstanding principal of the 2010 Note. As a result, we could be forced to restructure or refinance our obligations, to seek additional equity financing or to sell assets, which we may not be able to do on satisfactory terms or at all. If we default under the 2010 Note obligations, our lenders could take actions that would restrict our operations.

While we believe we currently have effective internal control over financial reporting, we are required to assess our internal control over financial reporting on an annual basis and any future adverse results from such assessment could result in a loss of investor confidence in our financial reports and have an adverse effect on our stock price.

Section 404 of the Sarbanes-Oxley Act of 2002 and the accompanying rules and regulations promulgated by the SEC to implement it required us to include in our Form 10-K annual reports by our management and independent auditors regarding the effectiveness of our internal control over financial reporting. The reports included, among other things, an assessment of the effectiveness of our internal control over financial reporting as of the end of our fiscal year. These assessments did not result in the disclosure of any material weaknesses in our internal control over financial reporting identified by management. During this process, if our management identified one or more material weaknesses in our internal control over financial reporting that cannot be remediated in a timely manner, we would not be unable to assert such internal control as effective. While we currently believe our internal control over financial reporting is effective, the effectiveness of our internal controls in future periods is subject to the risk that our controls may become inadequate because of changes in conditions, and, as a result, the degree of compliance of our internal control over financial reporting with the applicable policies or procedures may deteriorate. If, in the future, we are unable to conclude that our internal control over financial reporting is effective (or if our independent auditors disagree with our conclusion), we could lose investor confidence in the accuracy and completeness of our financial reports, which could have an adverse effect on our stock price.

New technologies may make our Digital Cinema Assets less desirable to motion picture studios or exhibitors of digital content and result in decreasing revenues.

The demand for our Systems and other assets in connection with our digital cinema business (collectively, our “Digital Cinema Assets”) may be affected by future advances in technology and changes in customer demands.  We cannot assure you that there will be continued demand for our Digital Cinema Assets.  Our profitability depends largely upon the continued use of digital presentations at theatres.  Although we have entered into long term agreements with major motion picture studios and independent studios (the “Studio Agreements”), there can be no assurance that these studios will continue to distribute digital content to movie theatres.  If the development of digital presentations and changes in the way digital files are delivered does not continue or technology is used that is not compatible with our Systems, there may be no viable market for our Systems.  Any reduction in the use of our Systems resulting from the development and deployment of new technology may negatively impact our revenues and the value of our Systems.

We have concentration in our business with respect to our major motion picture studio customers, and the loss of one or more of our largest studio customers could have a material adverse effect on us.

Our Studio Agreements account for a significant portion of our revenues.  Together these studios generated 75%, 61%, 26%, 37% and 53% of Phase 1 DC’s, Phase 2 DC’s, Software’s, the non-Software Service’s segments, and our consolidated revenues, respectively, for the nine months ended December 31, 2011.

The Studio Agreements are critical to our business.  If some of the Studio Agreements were terminated prior to the end of their terms or found to be unenforceable, or if our Systems are not upgraded or enhanced as necessary, or if we had a material failure of our Systems, it may have a material adverse effect on our revenue, profitability, financial condition and cash flows.  The Studio Agreements also generally provide that the VPF rates and other material terms of the agreements may not be more favorable to one studio as compared to the others.

Termination of the MLAs could damage our revenue and profitability.

The master license agreements with each of our licensed exhibitors (the “MLAs”) are critical to our business. The MLAs each have a term which expires in 2020 through 2022 and provide the exhibitor with an option to purchase our Systems or to renew for successive one year periods up to ten years thereafter. The MLAs also require our suppliers to upgrade our Systems when technology necessary for compliance with DCI Specification becomes commercially available and we may determine to enhance the Systems which may require additional capital expenditures.  If any one of the MLAs were terminated prior to the end of its term, not renewed at its expiration or found to be unenforceable, or if our Systems are not upgraded or enhanced as necessary, it would have a material adverse effect on our revenue, profitability, financial condition and cash flows.

We have concentration in our business with respect to our major licensed exhibitors, and the loss of one or more of our largest exhibitors could have a material adverse effect on us.

Over 56% of Phase 1 DC’s Systems are in theatres owned or operated by one large exhibitor.  The loss of this exhibitor or another of our major licensed exhibitors could have a negative impact on the aggregate receipt of VPF revenues as a result of the loss of any associated MLAs.  Although we do not receive revenues from licensed exhibitors and we have attempted to limit our licenses to only those theatres which we believe are successful, each MLA with our licensed exhibitors is important, depending on the number of screens, to our business since VPF revenues are generated based on screen turnover at theatres.  If the MLA with a significant exhibitor was terminated prior to the end of its term, it would have a material adverse effect on our revenue, profitability, financial condition and cash flows.  There can be no guarantee that the MLAs with our licensed exhibitors will not be terminated prior to the end of its term.

We depend on a limited number of suppliers for our Systems, and any delay in supply could affect our ability to grow.

We currently purchase Systems from a limited number of suppliers for our Systems in our Phase II Deployment. The inability to obtain certain components on a timely basis would limit our ability to complete installation of such Systems in a timely manner and would affect the amount of future revenues.

An increase in the use of alternative film distribution channels and other competing forms of entertainment could drive down movie theatre attendance, which, if causing significant theatre closures or a substantial decline in motion picture production, may lead to reductions in our revenues.

Various exhibitor chains which are the Company’s distributors face competition for patrons from a number of alternative motion picture distribution channels, such as DVD, network and syndicated television, video on-demand, pay-per-view television and downloading utilizing the internet.  These exhibitor chains also compete with other forms of entertainment competing for patrons’ leisure time and disposable income such as concerts, amusement parks and sporting events.  An increase in popularity of these alternative film distribution channels and competing forms of entertainment could drive down movie theatre attendance and potentially cause certain of our exhibitors to close their theatres for extended periods of time.  Significant theatre closures could in turn have a negative impact on the aggregate receipt of our VPF revenues, which in turn may have a material adverse effect on our business and ability to service our debt.

An increase in the use of alternative film distribution channels could also cause the overall production of motion pictures to decline, which, if substantial, could have an adverse effect on the businesses of the major studios with which we have Studio Agreements.  A decline in the businesses of the major studios could in turn force the termination of certain Studio Agreements prior to the end of their terms. The Studio Agreements with each of the major studios are critical to our business, and their early termination may have a material adverse effect on our revenue, profitability, financial condition and cash flows.

The acquisition restrictions contained in our certificate of incorporation and our Tax Benefit Preservation Plan, which are intended to help preserve our net operating losses, may not be effective or may have unintended negative effects.

We have experienced, and may continue to experience, substantial operating losses, and under Section 382 of the Internal Revenue Code of 1986, as amended (“Section 382”), and rules promulgated by the Internal Revenue Service, we may “carry forward” these net operating losses (“NOLs”) in certain circumstances to offset any current and future earnings and thus reduce our federal income tax liability, subject to certain requirements and restrictions.  To the extent that the NOLs do not otherwise become limited, we believe that we will be able to carry forward a significant amount of the NOLs, and therefore these NOLs could be a substantial asset to us.  If, however, we experience a Section 382 ownership change, our ability to use the NOLs will be substantially limited, and the timing of the usage of the NOLs could be substantially delayed, which could therefore significantly impair the value of that asset.

To reduce the likelihood of an ownership change, we have established acquisition restrictions in our certificate of incorporation and our board of directors (the “Board”) adopted a tax benefit preservation plan (the “Tax Benefit Preservation Plan”). The Tax Benefit Preservation Plan is designed to protect shareholder value by attempting to protect against a limitation on our ability to use our existing NOLs. The acquisition restrictions in our certificate of incorporation are also intended to restrict certain acquisitions of our common stock to help preserve our ability to utilize our NOLs by avoiding the limitations imposed by Section 382 and the related Treasury regulations. The acquisition restrictions and the Tax Benefit Preservation Plan are generally designed to restrict or deter direct and indirect acquisitions of our common stock if such acquisition would result in a shareholder becoming a “5-percent shareholder” (as defined by Section 382 and the related Treasury regulations) or increase the percentage ownership of Cinedigm stock that is treated as owned by an existing 5-percent shareholder.

Although the acquisition restrictions and the Tax Benefit Preservation Plan are intended to reduce the likelihood of an ownership change that could adversely affect us, we can give no assurance that such restrictions would prevent all transfers that could result in such an ownership change. In particular, we have been advised by our counsel that, absent a court determination, there can be no assurance that the acquisition restrictions will be enforceable against all of our shareholders, and that they may be subject to challenge on equitable grounds. In particular, it is possible that the acquisition restrictions may not be enforceable against the shareholders who voted against or abstained from voting on the restrictions at our 2009 annual meeting of stockholders.

Under certain circumstances, our Board may determine it is in the best interest of the Company to exempt certain 5-percent shareholders from the operation of the acquisition restrictions or the Tax Benefit Preservation Plan, if a proposed transaction is determined not to be detrimental to the Company’s utilization of its NOLs.

The acquisition restrictions and Tax Benefit Preservation Plan also require any person attempting to become a holder of 5% or more of our common stock, as determined under Section 382, to seek the approval of our Board. This may have an unintended “anti-takeover” effect because our Board may be able to prevent any future takeover. Similarly, any limits on the amount of stock that a stockholder may own could have the effect of making it more difficult for stockholders to replace current management. Additionally, because the acquisition restrictions and the Tax Benefit Preservation Plan have the effect of restricting a stockholder’s ability to dispose of or acquire our common stock, the liquidity and market value of our Class A common stock might suffer. The Tax Benefit Preservation Plan will remain in effect until the earlier of (a) August 10, 2012, or (b) such other date as our Board in good faith determines it is no longer in the best interests of Cinedigm and its stockholders. The acquisition restrictions may be waived by our Board. Stockholders are advised to monitor carefully their ownership of our common stock and consult their own legal advisors and/or Cinedigm to determine whether their ownership of our common stock approaches the proscribed level.

The occurrence of various events may adversely affect the ability of the Company to fully utilize NOLs.

The Company has a substantial amount of NOLs for U.S. federal income tax purposes that are available both currently and in the future to offset taxable income and gains. Events outside of our control may cause us to experience a Section 382 ownership change, and limit our ability to fully utilize such NOLs.

In general, an ownership change occurs when, as of any testing date, the percentage of stock of a corporation owned by one or more “5-percent shareholders,” as defined in the Section 382 and the related Treasury regulations, has increased by more than 50 percentage points over the lowest percentage of stock of the corporation owned by such shareholders at any time during the three-year period preceding such date. In general, persons who own 5% or more of a corporation’s stock are 5-percent shareholders, and all other persons who own less than 5% of a corporation’s stock are treated, together, as a single, public group 5-percent shareholder, regardless of whether they own an aggregate of 5% or more of a corporation’s stock. If a corporation experiences an ownership change, it is generally subject to an annual limitation, which limits its ability to use its NOLs to an amount equal to the equity value of the corporation multiplied by the federal long-term tax-exempt rate.

If we were to experience an ownership change, we could potentially have, in the future, higher U.S. federal income tax liabilities than we would otherwise have had and it may also result in certain other adverse consequences to us. Therefore, we have adopted the Tax Benefit Preservation Plan and the acquisition restrictions set forth in Article Fourth of our certificate of incorporation in order to reduce the likelihood that we will experience an ownership change under Section 382. There can be no assurance, however, that these efforts will deter or prevent the occurrence of an ownership change and the adverse consequences that may arise therefrom, as described above under the risk factor titled “The acquisition restrictions contained in our certificate of incorporation and our Tax Benefit Preservation Plan, which are intended to help preserve our net operating losses, may not be effective or may have unintended negative effects.”

Our revenues and earnings are subject to market downturns.

Our revenues and earnings may fluctuate significantly in the future.  General economic or other conditions could cause a downturn in the market for our Systems or technology.  Financial markets in the United States and around the world experienced extreme disruption in the second half of 2008 and much of 2009, including, among other things, extreme volatility in security prices, severely diminished liquidity and credit availability, ratings downgrades of certain investments and declining values of others. The global economy was in a recession. In 2010, the global economy began a gradual recovery from the significant downturn in the second half of 2008 and all of 2009, which continued in 2011 and is expected to continue at a gradual pace in 2012 and 2013.  While stabilization appears to have begun, it is a slow process and the global economy remains fragile. However, the financial industry disruption may result in the inability of our studios, exhibitors or other customers to obtain credit to finance operations; a slowdown in global economies which could result in lower consumer demand for films; counterparty failures negatively impacting our interest rate swaps; or increased impairments of our assets.  The current volatility in the financial markets and overall economic uncertainty increase the risk of substantial quarterly and annual fluctuations in our earnings.  Any of these factors could have a material adverse affect on our business, results of operations and could result in significant additional dilution to shareholders.

Economic conditions could materially adversely affect the Company.

The Company’s operations and performance could be influenced by worldwide economic conditions.  Uncertainty about current global economic conditions poses a risk as consumers and businesses may postpone spending in response to tighter credit, negative financial news and/or declines in income or asset values, which could have a material negative effect on the demand for the Company’s products and services.  Other factors that could influence demand include continuing increases in fuel and other energy costs, conditions in the residential real estate and mortgage markets, labor and healthcare costs, access to credit, consumer confidence, and other macroeconomic factors affecting consumer spending behavior.  These and other economic factors could have a material adverse effect on demand for the Company’s products and services and on the Company’s financial condition and operating results.  Uncertainty about current global economic conditions could also continue to increase the volatility of the Company’s stock price.

The continued threat of terrorism and ongoing military and other actions may result in decreases in our net income, revenue and assets under management and may adversely affect our business.

The continued threat of terrorism, both within the United States of America and abroad, and the ongoing military and other actions and heightened security measures in response to these types of threats, may cause significant volatility and declines in the capital markets in the United States of America, Europe and elsewhere, loss of life, property damage, additional disruptions to commerce and reduced economic activity.  An actual terrorist attack could cause losses from a decrease in our business.

The war on terrorism, the threat of additional terrorist attacks, the political and the economic uncertainties that may result and other unforeseen events may impose additional risks upon and adversely affect the cinema industry and our business.  We cannot offer assurances that the threats of future terrorist-like events in the United States of America and abroad or military actions by the United States of America will not have a material adverse effect on our business, financial condition or results of operations.

Changes to existing accounting pronouncements or taxation rules or practices may affect how we conduct our business and affect our reported results of operations.

New accounting pronouncements or tax rules and varying interpretations of accounting pronouncements or taxation practice have occurred and may occur in the future. A change in accounting pronouncements or interpretations or taxation rules or practices can have a significant effect on our reported results and may even affect our reporting of transactions completed before the change is effective. Changes to existing rules and pronouncements, future changes, if any, or the questioning of current practices or interpretations may adversely affect our reported financial results or the way we conduct our business.

Risks relating to the offering

The liquidity of the common stock is uncertain; the limited trading volume of the common stock may depress the price of such stock or cause it to fluctuate significantly.

Although shares of the common stock are listed on Nasdaq, there has been a limited public market for the common stock and there can be no assurance that an active trading market for the common stock will develop.  As a result, you may not be able to sell your shares of common stock in short time periods, or possibly at all.  The absence of an active trading market may cause the price per share of the common stock to fluctuate significantly.

Substantial resales or future issuances of the common stock could depress our stock price.

The market price for the common stock could decline, perhaps significantly, as a result of resales or issuances of a large number of shares of the common stock in the public market or even the perception that such resales or issuances could occur, including resales of the shares being registered hereunder pursuant to the registration statement of which this prospectus is a part.  In addition, we have outstanding a substantial number of options, warrants and other securities convertible into shares of common stock that may be exercised in the future.  Certain holders of our securities, including with respect to shares of common stock issuable in exchange for warrants, have demand and piggy-back registration rights.  These factors could also make it more difficult for us to raise funds through future offerings of our equity securities.

You will incur substantial dilution as a result of certain future equity issuances.

We have a substantial number of options, warrants and other securities currently outstanding which may be immediately converted into shares of common stock.  To the extent that these options, warrants or similar securities are exercised or converted, or to the extent we issue additional shares of common stock in the future, as the case may be, there will be further dilution to holders of shares of the common stock.

Our issuance of preferred stock could adversely affect holders of common stock.

Our board of directors is authorized to issue series of preferred stock without any action on the part of our holders of Class A common stock. Our board of directors also has the power, without stockholder approval, to set the terms of any such series of preferred stock that may be issued, including voting rights, dividend rights, preferences over our common stock with respect to dividends or if we liquidate, dissolve or wind up our business and other terms. If we issue preferred stock in the future that has preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the rights of holders of our common stock or the price of our common stock could be adversely affected.

Provisions of our certificate of incorporation, Delaware law and the 2010 Note could make it more difficult for a third party to acquire us.

Provisions of our certificate of incorporation, as well as of Section 203 of the Delaware General Corporation Law (the “DGCL”), could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders.

Our certificate of incorporation authorizes the issuance of 15,000,000 shares of preferred stock.  The terms of our preferred stock may be fixed by the company’s board of directors without further stockholder action.  The terms of any outstanding series or class of preferred stock may include priority claims to assets and dividends and special voting rights, which could adversely affect the rights of holders of common stock.  Any future issuance(s) of preferred stock could make the takeover of the company more difficult, discourage unsolicited bids for control of the company in which our stockholders could receive premiums for their shares, dilute or subordinate the rights of holders of common stock and adversely affect the trading price of the common stock.   In addition, as described above in the risk factor titled “The acquisition restrictions contained in our certificate of incorporation and our Tax Benefit Preservation Plan, which are intended to help preserve our net operating losses, may not be effective or may have unintended negative effects,” the acquisition restrictions in our certificate of incorporation and the Tax Benefit Preservation Plan also contain mechanisms by which any person attempting to become a holder of 5% or more of our common stock may seek advance approval from our Board.

Under Section 203 of the DGCL, Delaware corporations whose securities are listed on a national securities exchange, like Nasdaq, may not engage in business combinations such as mergers or acquisitions with any interested stockholders, defined as an entity or person beneficially owning 15% or more of our outstanding common stock without obtaining certain prior approvals.  As a result of the application of Section 203, potential acquirers of the company may be discouraged from attempting to effect an acquisition transaction with the company, thereby depriving holders of the company’s securities of opportunities to sell or otherwise dispose of the securities at prices above prevailing market prices.

Under the 2010 Note, the holders of such note may require the Company to redeem all or a portion of the outstanding principal thereof upon a change in control.

We may not be able to maintain the listing of our common stock on Nasdaq, which may adversely affect the ability of purchasers of Class A common stock in this offering to resell their securities in the secondary market.

If the Company were unable to meet the continued listing criteria of Nasdaq and the common stock became delisted, trading of the common stock could thereafter be conducted in the over-the-counter markets in the OTC Pink, also known as “pink sheets” or, if available, on the OTC Bulletin Board. In such case, an investor would likely find it more difficult to dispose of, or to obtain accurate market quotations for, the Common stock. In addition, the failure of our common stock to continue to be listed on the Nasdaq could adversely impact the market price for the common stock.

We have no present intention of paying dividends on our common stock.

We have never paid any cash dividends on our common stock and have no present plans to do so. In addition, under the terms of the 2010 Note, we are limited in our ability to pay cash dividends unless we obtain the written consent of the holders of the 2010 Note.

USE OF PROCEEDS

We expect to use the net proceeds from the sale of our securities, as will be set forth in a prospectus supplement, for working capital, acquisitions and other general corporate purposes.

DESCRIPTION OF CAPITAL STOCK

The following summary description  of our capital stock is not intended to be complete and is subject, and qualified in its  entirety by reference, to our amended and restated certificate of incorporation and our bylaws.

General

We have authorized capital stock consisting of 90,000,000 shares of common stock, par value $0.001 per share, and 15,000,000  shares of preferred stock, par value $0.001 per share.

Holders of a majority of our outstanding shares of capital stock present or represented by proxy at any meeting of our stockholders constitute a quorum. If a quorum exists, holders of a majority of the voting power of the shares of capital stock present at the meeting may generally approve matters coming before any stockholders meeting.  The affirmative vote of the holders of a majority of the voting power of the outstanding shares of our capital stock is required to approve significant corporate transactions, including a liquidation, merger or sale of substantially all of our assets.

Common Stock

As of  March 5, 2012, we had 75,000,000 shares designated as Class A common stock and 15,000,000 designated as Class B common stock, had 37,615,159 shares of Class A common stock outstanding and owned by 121 record holders, had reserved for issuance (i) 7,000,000 shares of Class A common stock under the Company’s Second Amended and Restated 2000 Equity Incentive Plan, (ii) 16,525,000 shares of Class A common stock with respect to outstanding warrants, (iii) 4,500,000 shares of Class A common stock upon exercise of inducement stock options and (iv) 25,000 shares of Class A common stock upon conversion of shares of Class B common stock outstanding and beneficially owned by 1 holder. Our Class A common stock and our Class B common stock are collectively referred to as our “common stock.”

Voting Rights. Holders of our common stock are entitled to the following vote(s) per share on all matters submitted to a vote of our  stockholders:  the Class A common stock,  one vote per share;  and the Class B common stock, ten votes per share.  The holders of our outstanding  shares of common stock vote together as a single class on all matters submitted to a vote (or consent)  of our stockholders.

Conversion. Each outstanding share of Class B common stock may be converted into one share of Class A common stock at any time, and from time to time, at the option of the holder of such share.

Dividends; Liquidation; Preemptive Rights.  Holders of our common stock are entitled to receive dividends only if, as and when  declared by our board of directors out of funds legally available for that purpose.  In the event of our liquidation, dissolution or  winding-up, holders of our common stock are entitled, subject to any priorities due to any holders of our preferred stock, ratably  to share in all assets remaining after payment of our liabilities.  Holders of our common stock have no preemptive rights nor,  except with respect to the conversion rights of the Class B common stockholder described above, any other rights to subscribe  for shares or securities convertible into or exchangeable for shares of our common stock.

Rights.  On August 10, 2009, the Company entered into the Tax Benefit Preservation Plan (the "Plan"), between the Company and American Stock Transfer & Trust Company LLC, as rights agent, and the Board of Directors of the Company (the "Board") declared a dividend of one preferred share purchase right (the "Rights") for each outstanding share of Class A common stock and each outstanding share of Class B common stock  under the terms of the Plan.  The dividend was payable to the stockholders of record as of the close of business on August 10, 2009 (the "Record Date").  Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series B Junior Participating Preferred Stock, par value $0.001 per share, of the Company (the "Preferred Stock") at a price of $6.00 per one one-thousandth of a share of Preferred Stock (the "Purchase Price"), subject to adjustment.  The description and terms of the Rights are set forth in the Plan.

Until the earlier to occur of (i) the close of business on the tenth business day following the public announcement that a person or group has become an "Acquiring Person" (as defined in the Plan) by acquiring beneficial ownership of 4.99% or more of the outstanding shares of  common stock (or the Board becoming aware of an Acquiring Person) or (ii) the close of business on the tenth business day (or, except in certain circumstances, such later date as may be specified by the Board) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group (with certain exceptions) of 4.99% or more of the outstanding shares of common stock (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced, with respect to Class A common stock and Class B common stock certificates outstanding as of the Record Date (or any book-entry shares in respect thereof), by such Class A common stock or Class B common stock certificate (or registration in book-entry form) together with the summary of rights ("Summary of Rights") describing the Plan and mailed to stockholders of record on the Record Date, and the Rights will be transferable only in connection with the transfer of the Class A common stock or Class B common stock.  Any person or group that beneficially owns 4.99% or more of the outstanding shares of common stock on August 10, 2009 will not be deemed an Acquiring Person unless and until such person or group acquires beneficial ownership of additional shares of common stock.  Under the Plan, the Board may, in its sole discretion, exempt any person or group from being deemed an Acquiring Person for purposes of the Plan if the Board determines that such person's or group's ownership of common stock will not jeopardize or endanger the availability of the Company's net operating losses and related tax assets.

The Plan provides that, until the Distribution Date (or earlier expiration or redemption of the Rights), the Rights will be attached to and will be transferred with and only with the common stock.  Until the Distribution Date (or the earlier expiration or redemption of the Rights), new shares of common stock issued after the Record Date upon transfer or new issuances of common stock will contain a notation incorporating the Plan by reference (with respect to shares represented by certificates) or notice will be provided thereof in accordance with applicable law (with respect to uncertificated shares).  Until the Distribution Date (or earlier expiration of the Rights), the surrender for transfer of any certificates representing shares of common stock outstanding as of the Record Date, even without such notation or a copy of the Summary of Rights, or the transfer by book-entry of any uncertificated shares of common stock, will also constitute the transfer of the Rights associated with such shares.  As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the common stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

The Rights are not exercisable until the Distribution Date.  The Rights will expire upon the earliest of the close of business on August 10, 2012 (unless that date is advanced or extended by the Board), the time at which the Rights are redeemed or exchanged under the Plan, or the time at which the Board determines that the tax benefits are fully utilized or no longer available under Section 382 of the Internal Revenue Code of 1986, as amended.

The Purchase Price payable, and the number of shares of Preferred Stock or other securities or property issuable, upon exercise of the Rights is subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Stock, (ii) upon the grant to holders of the Preferred Stock of certain rights or warrants to subscribe for or purchase Preferred Stock at a price, or securities convertible into Preferred Stock with a conversion price, less than the then-current market price of the Preferred Stock or (iii) upon the distribution to holders of the Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in Preferred Stock) or of subscription rights or warrants (other than those referred to above).

The number of outstanding Rights is subject to adjustment in the event of a stock dividend on the common stock payable in shares of common stock or subdivisions, consolidations or combinations of the common stock occurring, in any such case, prior to the Distribution Date.

Shares of Preferred Stock purchasable upon exercise of the Rights will not be redeemable.  Each share of Preferred Stock will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment of the greater of (a) $1.00 per share, and (b) an amount equal to 1,000 times the dividend declared per share of common stock.  In the event of liquidation, dissolution or winding up of the Company, the holders of the Preferred Stock will be entitled to a minimum preferential payment of the greater of (a) $10.00 per share (plus any accrued but unpaid dividends), and (b) an amount equal to 1,000 times the aggregate amount to be distributed per share to holders of common stock.  Each share of Preferred Stock will have 1,000 votes, voting together with the common stock.  Finally, in the event of any merger, consolidation or other transaction in which outstanding shares of common stock are converted or exchanged, each share of Preferred Stock will be entitled to receive 1,000 times the amount received per share of common stock.  These rights are protected by customary antidilution provisions.

Because of the nature of the Preferred Stock's dividend, liquidation and voting rights, the value of the one one-thousandth interest in a share of Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of Class A common stock.

In the event that any person or group becomes an Acquiring Person, each holder of a Right, other than Rights beneficially owned by the Acquiring Person, any of its affiliates or associates or certain of the transferees of the foregoing (which Rights will thereupon become null and void), will thereafter have the right to receive upon exercise of a Right (including payment of the Purchase Price) that number of shares of Class A common stock having a market value of two times the Purchase Price.

At any time after any person or group becomes an Acquiring Person but prior to the acquisition by such Acquiring Person of 50% or more of the outstanding shares of common stock, the Board may exchange the Rights (other than Rights owned by such Acquiring Person, which will have become null and void), in whole or in part, for shares of

Class A common stock at an exchange ratio of one share of Class A common stock per Right (subject to adjustment for stock splits, stock dividends and similar transactions).

No fractional shares of Preferred Stock or Class A common stock will be issued (other than fractions of Preferred Stock which are integral multiples of one one-thousandth of a share of Preferred Stock, which may, at the election of the Company, be evidenced by depositary receipts), and in lieu thereof an adjustment in cash will be made based on the current market price of the Preferred Stock or the Class A common stock.

At any time prior to the time an Acquiring Person becomes such, the Board may redeem the Rights in whole, but not in part, at a price of $0.001 per Right (the "Redemption Price") payable, at the option of the Company, in cash, shares of Class A common stock or such other form of consideration as the Board shall determine.  The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board in its sole discretion may establish.  Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

For so long as the Rights are then redeemable, the Company may, except with respect to the Redemption Price, amend the Plan in any manner.  After the Rights are no longer redeemable, the Company may, except with respect to the Redemption Price, amend the Plan in any manner that does not adversely affect the interests of holders of the Rights.

Until a Right is exercised or exchanged, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

Our Class A common stock is traded on Nasdaq under the symbol “CIDM”.

Preferred Stock

Our board of directors is authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue from time to time up to an aggregate of 15,000,000 shares of our preferred stock, in one or more series.  As of March 1, 2012, there were 7 shares of Series A 10% Non-Voting Cumulative Preferred Stock (the “Series A Preferred Stock”) issued and outstanding.  The Series A Preferred Stock may be redeemed by the Company at any time after the second anniversary of the date such shares were issued in cash or, at the Company’s option if certain conditions are met, in shares of common stock.  The holders of Series A Preferred Stock are entitled to receive cumulative dividends from the date of issuance at an annual rate of 10% of the original issue price.  Such dividends shall be payable in arrears in cash or, at the Company’s option, in shares of common stock if certain conditions are met, quarterly on the last day of each calendar quarter, until such shares of Preferred Stock are redeemed.

Each other series of preferred stock to be issued, if any, will have such number of shares, designations, preferences, powers and qualifications and special or relative rights or privileges as will be determined by our board of directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights.  The rights of the holders of our common stock will be subject to the rights of holders of any preferred stock outstanding and issued in the future.  The issuance of preferred stock, while providing desirable flexibility in connection with the possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.

Terms.  The specific terms of any preferred stock being offered will be described in the prospectus supplement relating to that preferred stock.  The following summaries of the provisions of the preferred stock are subject to, and are qualified in their entirety by reference to, the certificate of designation relating to the particular class or series of preferred stock offered with that prospectus supplement for specific terms, including:

•	the designation of the preferred stock

•	the number of shares of the preferred being offered, the liquidation preference per share and the offering price of the preferred stock;

•	the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculating these items applicable to the preferred stock;

•
the place or places where dividends will be paid, whether dividends will be cumulative or noncumulative, and, if cumulative, the date from which dividends on the preferred stock will accumulate, if applicable;

•	the procedures for any action and remarketing of the preferred stock;

•	the provision of a sinking fund, if any, for the preferred stock;

•	the provision for redemption, if applicable, of the preferred stock;

•	any listing of the preferred stock on any securities exchange;

•	the terms and conditions, if applicable, upon which the preferred stock will be convertible into or exchangeable for Class A common stock, and whether at our option or the option of the holder;

•	whether the preferred stock will rank senior or junior to or on a parity with any other class or series of preferred stock;

•	the voting rights, if any, of the preferred stock;

•	any other specific terms, preferences, rights, limitations or restrictions of the preferred stock; and

•	a discussion of the United States federal income tax considerations applicable to the preferred stock.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of preferred stock, Class A common stock or any combination thereof.  Warrants may be issued independently or together with any other securities offered in an applicable prospectus supplement and may be attached to or separate from such securities.  Warrants may be issued under warrant agreements (each, a “warrant agreement”) to be entered into between us and a warrant agent specified in the applicable prospectus supplement.  The warrant agent will act solely as our agent in connection with the warrants of a particular series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.  The following sets forth certain general terms and provisions of warrants which may be offered.  Further terms of the warrants and the applicable warrant agreement will be set forth in the applicable prospectus supplement.

Terms.  The prospectus supplement relating to a particular issue of warrants for the purchase of Class A common stock or preferred stock will describe the terms of the warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the Class A common stock or preferred stock that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the number of shares of Class A common stock or preferred stock that may be purchased upon exercise of a warrant and the price at which such shares may be purchased upon exercise;

•	the dates on which the right to exercise the warrants will commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	the antidilution provisions of the warrants, if any;

•	the redemption or call provisions, if any, applicable to the warrants; and

•	any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange and exercise of the warrants.

Exercise of Warrants

Each warrant will entitle the holder of warrants to purchase for cash the amount of shares of preferred stock or shares of Class A common stock at the exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the warrants offered thereby.  Warrants may be exercised at any time up to the close of business on the expiration date set forth in the prospectus supplement relating to the warrants offered thereby.  After the close of business on the expiration date the unexercised warrants will become void.

Warrants may be exercised as set forth in the prospectus supplement relating to the warrants offered thereby.  Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the shares of preferred stock or shares of Class A common stock purchasable upon such exercise.  If  less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus in one or more transactions from time to time:

•	to or through underwriters;

•	through dealers, agents or institutional investors;

•	directly to purchasers; or

•	through a combination of these methods.

We may sell the securities at a fixed price or prices that may change, at prevailing market prices, at prices relating to prevailing market prices or at negotiated prices.  Each time we sell securities in a particular offering, we will provide a prospectus supplement or, if required, amend this prospectus, to disclose the following information with respect to that offering:

•	the material terms of the distribution, including the number of shares and the consideration paid;

•	the identity of any underwriters, dealers, agents or purchasers that will purchase the securities;

•	the amount of any compensation, discounts or commissions to be received by underwriters, dealers or agents;

•	the purchase price of the securities being offered and the proceeds we will receive from the sale;

•	the nature of any transactions by underwriters, dealers or agents during the offering that are intended to stabilize or maintain the market price of our securities; and

•	the terms of any indemnification provisions.

Underwriters, dealers, agents or other purchasers may sell the securities at a fixed price or prices that may change, at prices set at or relative to prevailing market prices or at negotiated prices.

We may directly solicit offers to purchase securities and we may make sales of securities directly to institutional investors or others in jurisdictions where we are authorized to do so.

Underwriters

We may sell all or a portion of the securities offered by this prospectus in one or more transactions to or through underwriters, who may sell the securities to or through dealers.  In connection with the sale of our securities, underwriters, dealers or agents may receive compensation from us, or from the purchasers of the securities for whom they may act as agents, in the form of underwriting discounts, concessions or commissions and may also receive commissions from the purchasers for whom they may act as agents.  Underwriters, dealers, agents or purchasers that participate in the distribution of the securities, and any broker-dealers or the persons acting on behalf of parties that participate in the distribution of the securities, are underwriters under the Securities Act of 1933, or the Securities Act.  Any discounts or commissions they receive and any profit on the resale of the securities they receive constitute underwriting discounts and commissions under the Securities Act.  Any person deemed to be an underwriter under the Securities Act may be subject to statutory liabilities, including those under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Only underwriters named in the amended or supplemented prospectus, if any, will be underwriters of the securities offered through that amended prospectus.  Any underwriters used in an offering may resell the securities from time to time in one or more transactions, at a fixed public offering price or at varying prices determined at the time of sale.  We may offer the securities to the public through underwriting syndicates represented by managing underwriters without a syndicate.  Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time.

Agents; Direct Sales

We may designate agents to distribute the securities offered by this prospectus.  Unless the applicable prospectus supplement states otherwise, any such agent will act on a best-efforts basis for the period of appointment.  We may authorize dealers or other persons acting as our respective agents to solicit offers by institutional investors to purchase the securities from us under contracts that provide for payment and delivery on a future date.  We may enter into agreements directly with purchasers that provide for the sale of securities over a period of time by means of draw-downs at our election, which the purchaser would be obligated to accept under specified conditions.  Under a draw-down agreement, we may sell securities at a per share purchase price discounted from the market price of our securities.  We may also enter into agreements for sales of securities based on combinations of or variations from these methods.  We will describe in the applicable prospectus supplement the terms and conditions of any such agreements and any related commissions we will pay.  Agents and underwriters may also engage in transactions with us, or perform services for us in the ordinary course of business.

Stabilization Activities

In connection with a firm commitment underwritten offering of our securities, underwriters and purchasers that are deemed to be underwriters under the Securities Act may engage in transactions that stabilize, maintain or otherwise affect the price of the securities.  For example, they may:

•	over-allot in connection with the offering, creating a syndicate short position for their own account;

•	bid for and purchase our securities in the open market to cover short positions or to stabilize the price of the securities; or

•
reclaim selling concessions allowed for distributing the securities in the offering if the underwriters repurchase previously distributed securities in transactions to cover short positions, stabilization transactions or otherwise.

Any of these activities may stabilize or maintain the market price above independent market levels.  These activities may be conducted only in conjunction with a firm commitment underwritten offering.  Underwriters are not required to engage in these activities and may terminate any such activity at any time.  In engaging in any such activities, underwriters will be subject to the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations under those acts.  Regulation M under the Securities Act, for example, may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the securities, and the anti-manipulation rules under the Exchange Act may also apply to market sales of the securities.  These provisions may affect the marketability of the securities and the ability of any person to engage in market-making activities with respect to the securities.

Indemnification

We may agree to indemnify underwriters, dealers, agents or other purchasers against civil liabilities they may incur in connection with the offer and sale of the securities offered by this prospectus, including liabilities under the Securities Act.  We may also agree to contribute to payments that these persons may be required to make with respect to these liabilities.

LEGAL MATTERS

            The validity of the offered securities has been passed on for us by Kelley Drye & Warren LLP, New York, New York .

EXPERTS

           The consolidated financial statements of Cinedigm Digital Cinema Corp. incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended March 31, 2011, have been so incorporated in reliance on the report of EisnerAmper LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

INDEMNIFICATION AGAINST LIABILITY UNDER THE SECURITIES ACT

           We are permitted to indemnify to the fullest extent now or hereafter permitted by law, each director, officer or other authorized representative of the Company who was or is made a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was an authorized representative of the  Company, against all expenses (including attorneys’ fees and disbursements), judgments, fines (including excise taxes and penalties) and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding.

           A director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however that this provision shall not eliminate or limit the liability of a director to the extent that such elimination or liability is expressly prohibited by the Delaware General Corporation Law as in effect at the time of the alleged breach of duty by such director.

           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to any arrangement, provision or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by any of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

$30,000,000

Class A Common Stock
Preferred Stock
Warrants

PROSPECTUS

________ __, 2012

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

                      The following table presents the costs and expenses, payable by us in connection with the sale of securities being registered under this registration statement.  All amounts are estimates except for the SEC registration fee.

SEC registration fee	$3,438
Legal fees and expenses	$15,000
Accounting fees and expenses	$10,000
Miscellaneous fees and expenses	$1,562
Total:	$30,000

Item 15.  Indemnification of Directors and Officers.

           The amended and restated certificate of incorporation and the bylaws of the Company provide that the Company shall indemnify its officers, directors and certain others to the fullest extent permitted by the Delaware General Corporation Law (“DGCL”). Section 145 of the DGCL, provides in pertinent part as follows:

(a)           A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(b)           A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)           To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this Section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(d)           Any indemnification under subsections (a) and (b) of this Section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this Section. Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (4) by the stockholders.

(e)           Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)           The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this Section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(g)           A corporation shall have power to purchase and maintain insurance on behalf of any person, who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this Section.

(h)           For purposes of this Section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

(i)           For purposes of this Section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation, which imposes duties on, or involves services by, such director, officer, employee, or agent of the corporation, which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this Section.

(j)           The indemnification and advancement of expenses provided by, or granted pursuant to, this Section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

As permitted by Section 102(b)(7) of the DGCL, the Company’s fourth amended and restated certificate of incorporation eliminates the personal liability of each of the Company’s directors to the Company and its stockholders for monetary damages for breaches of his or her fiduciary duties as a director except that the fourth amended and restated certificate of incorporation does not eliminate or limit the liability of a director to the extent that such elimination or limitation of liability is expressly prohibited by the DGCL as in effect at the time of the alleged breach of duty by such director.

In addition, the Company has entered into contractual agreements with each of its directors and officers to indemnify such individuals to the full extent permitted by law.  These agreements also resolve certain procedural and substantive matters that are not covered, or are covered in less detail, in the Company’s By-laws or by the Delaware General Corporation Law.  The Company also currently maintains director and officer liability insurance.

Item 16. Exhibits

The exhibits listed in the following table have been filed as part of this registration statement.

Exhibit Number		Description of Document

4.1	--	Form of Warrant Agreement.*
4.2	--
Tax Benefit Preservation Plan, dated as of August 10, 2009, between the Company and American Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed with the Securities and Exchange Commission on August 12, 2009 (File No. 001-31810)).

5.1	--	Opinion of Kelley Drye & Warren LLP.
23.1	--	Consent of Kelley Drye & Warren LLP (included in Exhibit 5.1).
23.2	--	Consent of EisnerAmper LLP.
24.1	--	Powers of Attorney (previously filed).
*To be filed as an exhibit to a report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and incorporated herein by reference.

Item 17. Undertakings

           Undertakings Required by Regulation S-K, Item 512(a)).

                      The undersigned registrant hereby undertakes:

(1)	To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

(i)	include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contact of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

           Undertakings Required by Regulation S-K, Item 512(b).

                      The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           Undertakings Required by Regulation S-K, Item 512(c).

           The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof.  If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

           Undertaking Required by Regulation S-K, Item 512(h).

                      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to any arrangement, provision or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is,  therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Undertakings Required by Regulation S-K, Item 512 (i).

The undersigned registrant hereby undertakes that:

(1)           For purpose of determining liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time the SEC declared it effective.

(2)           For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Morristown, state of New Jersey, on March 27, 2012.

CINEDIGM DIGITAL CINEMA CORP.
By:	/s/ Christopher J. McGurk
Christopher J. McGurk Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature(s)	Title(s)	Date

/s/ Chritopher J. McGurk	Chief Executive Officer and Chairman	March 27, 2012
Christopher J. McGurk	of the Board of Directors (Principal Executive Officer)
March 27, 2012
/s/ Adam M. Mizel	Chief Financial Officer and Chief Operating Officer
Adam M. Mizel	(Principal Financial Officer)

/s/ John B. Brownson	Senior Vice President Accounting and Finance	March 27, 2012
John B. Brownson	(Principal Accounting Officer)

/s/ Gary S. Loffredo	President Digital Cinema, General	March 27, 2012
Gary S. Loffredo	Counsel, Secretary and Director

*	Director	March 27, 2012
Peter C. Brown

*	Director	March 27, 2012
Wayne L. Clevenger

*	Director	March 27, 2012
Matthew W. Finlay

*	Director	March 27, 2012
Edward A. Gilhuly

*	Director	March 27, 2012
Martin B. O’Connor II

*	Director	March 27, 2012
Laura Nisonger Sims

*By:    /s/ Gary S. Loffredo
Gary S. Loffredo
Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number		Description of Document

4.1	--	Form of Warrant Agreement*
4.2	--
Tax Benefit Preservation Plan, dated as of August 10, 2009, between the Company and American Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed with the Securities and Exchange Commission on August 12, 2009 (File No. 001-31810)).

5.1	--	Opinion of Kelley Drye & Warren LLP.
23.1	--	Consent of Kelley Drye & Warren LLP (included in Exhibit 5.1).
23.2	--	Consent of EisnerAmper LLP.
24.1	--	Powers of Attorney (previously filed).
    *To be filed as an exhibit to a report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and incorporated herein by reference.